EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP,

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-8) to be filed on August 16, 2004, and related Prospectus of Amgen Inc. for the registration of its common stock and to the incorporation by reference therein of our report dated January 21, 2004, with respect to the consolidated financial statements and schedule of Amgen Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Los Angeles, California

August 12, 2004